Exhibit 99.1

Nxt-ID, Inc. Regains Compliance With Nasdaq Minimum Bid Price Requirement

Bid Price of Listed Securities Exceeds $1 at Closing for Eleven Consecutive Trading Days

Oxford, Connecticut, Jan. 05, 2021 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”), a provider of healthcare devices and services, today announced that on January 4, 2021, it received written notice from the Office of General Counsel of The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with the applicable Nasdaq minimum bid price continued listing requirement (the “Minimum Bid Price Requirement”) and the matter is now closed.

The Company has cancelled its Special Meeting of Stockholders that was scheduled to be held on January 15, 2021. As a result of regaining compliance with the Minimum Bid Price Requirement, the Company no longer currently needs authorization to effect a reverse stock split of the Company’s outstanding shares of Common Stock at this time. The Nasdaq Hearings Panel has determined to impose a monitoring period, pursuant to Listing Rule 5815(d)(4)(A), until July 5, 2021. For further information regarding Nasdaq’s written notice, including the monitoring period that has been imposed upon the Company, please see the Company’s Current Report on Form 8-K that the Company is simultaneously filing with the Securities and Exchange Commission and the Company’s future filings to update shareholders on its compliance during the monitoring period.

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition; the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Media Contacts:

Vincent S. Miceli

investors@nxt-id.com